------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |    American Axle & Manufacturing Holdings, Inc. |      to Issuer (Check all applicable)
 Dauch         Richard         E.        |    (NYSE-AXL)                                   |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
c/o American Axle & Manufacturing        |   if an Entity        |                         |     -----
Holdings, Inc.                           |   (Voluntary)         |     3/02                | Co-Founder, Chairman of the Board of
1840 Holbrook Avenue                     |                       |                         | Directors and Chief Executivre Officer
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
Detroit            MI            48212   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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* If the form is filled by more than one reporting person, see instruction 4(b)(v).
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         |(A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         | or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  |(D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock                          |  3/27/02     |   S   |       |1,500,000|  D  | $25.85   |5,804,949    |   I      |  (1)
--------------------------------------|--------------|-------|-------|---------------|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |    1,400    |   D      |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         |       |        | Common |           |
(right to buy)          | $ 24.15     | 3/15/02  | A     |    |300,000 |         | (2)   | 1/23/12| Stock  | 300,000   |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
 2,669,275        |        D               |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

(1) In March 2002, Dauch Annuity Trust 2001 sold 1,500,000 shares of common stock. After such sale, Dauch Annuity Trust 2001, Dauch Annuity Trust
    2004 and Dauch Annuity Trust 2007 hold 5,758,019 shares of common stock.
    The reporting person is trustee and beneficiary of the trusts. An additional 46,930 shares of common stock are held by the Sandra J. Dauch
    Gift Trust. The reporting person's spouse is trustee of the trust.

(2) In March 2002, the reporting person was granted an option to purchase
    300,000 shares of common stock. The option vests in three annual installments beginning on January 23, 2003.


/s/ Patrick S. Lancaster           4/10/02
--------------------------------  --------
Signature of Reporting Person       Date
Attorney in fact

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)